UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 15, 2007

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-24990	94-1266151
(Commission	(I.R.S. Employer
File Number)	Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01                                             Entry Into a Material Definitive Agreement

The third and fourth paragraph of Item 5.02 hereof regarding a letter agreement between Westaff, Inc. and Kristi Kennedy is incorporated in this Item 1.01 by reference.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 15, 2007, Kristi Kennedy was appointed Senior Vice President, Field Operations of Westaff, Inc. (the “Company”) and its subsidiaries. Ms. Kennedy, age 42, previously served as Senior Vice President, Operations at CORESTAFF from December 2001 to October 2007. Prior to that, Ms. Kennedy held various leadership positions at CORESTAFF’s division level, including Central Division President, from January 1996 to November 2001.

There is no family relationship, arrangement or understanding between Ms. Kennedy and any other person pursuant to which she was appointed as an executive officer of the Company. Except as described below, since October 28, 2006, the Company has not been a participant in any transaction in which the amount involved exceeds $120,000 and in which Ms. Kennedy had a material interest, and no such transaction is currently proposed at this time.

Ms. Kennedy will receive an annual base salary of $320,000.00. In addition to her base salary, Ms. Kennedy is eligible for a performance based incentive bonus targeted at 50% of her base salary based on Company performance metrics. Ms. Kennedy shall be awarded 50,000 Stock Options and she will also have the opportunity to earn 25,000 Restricted Stock Units based on pre-determined company performance metrics.

If Ms. Kennedy’s employment is terminated by the Company within the first twelve (12) months of employment without cause , the Company must pay a Severance Payment equal to six (6) months of her base salary.

The parties agreed to work in good faith to complete and execute a definitive Employment Agreement.

A copy of the press release announcing the appointment of Ms. Kennedy is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

99.1	Press Release dated October 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.

	By:	/s/ Michael T. Willis
Michael T. Willis
President and Chief Executive Officer

Date: October 15, 2007

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press Release dated October 15, 2007